Exhibit 15.4

April 25, 2023

VIA EDGAR

Division of Corporate Finance

Office of Telecommunications

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: Tencent Music Entertainment Group

Submission under the Item 16I(a) of Form 20-F

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, Tencent Music Entertainment Group (the “Company”) is submitting via EDGAR the following information as required under Item 16I.(a) of Form 20-F.

For the immediately preceding annual financial statements period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was previously unable to inspect or investigate completely) issued an audit report for the Company for the year ended December 31, 2021.

To the Company’s best knowledge and based on an examination of its register of members and the public filings on Schedule 13G made by its shareholders, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of April 18, 2023, Tencent Holdings Limited beneficially owned approximately 52.5% of the Company’s total issued and outstanding ordinary shares, and Spotify AB beneficially owned approximately 8.2% of the Company’s total outstanding ordinary shares. Based on an examination of the Company’s register of members and the public filings made by the Company’s shareholders, no other shareholder owned more than 5% of the Company’s outstanding shares as of April 18, 2023. Tencent Holdings Limited is a company incorporated in the Cayman Islands whose shares are listed and publicly traded on The Stock Exchange of Hong Kong Limited. Spotify AB is controlled by Spotify Technology S.A., a company organized under the laws of Luxembourg whose shares are listed and publicly traded on the New York Stock Exchange.

In addition, the Company is not aware of any governmental entity that is in possession of, directly or indirectly, the power to control the ownership of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Li He, Davis Polk & Wardwell, at (852) 2533-3386 and Kevin Zhang, Davis Polk & Wardwell, at (852) 2533-3384.

Very truly yours,

By:	/s/ Zhu Liang
	Name:	Zhu Liang
	Title:	Chief Executive Officer

cc: Min Hu, Chief Financial Officer

Li He, Davis Polk & Wardwell

Kevin Zhang, Davis Polk & Wardwell